Exhibit 23.1

To The Board of Directors of
CelLynx Group, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 19, 2008, to the consolidated financial statements of CelLynx Group, Inc., which appears in the Annual Report on Form 10-K for the year ended September 30, 2008.

/S/ Moore Stephens Wurth Frazer and Torbet, LLP

Moore Stephens Wurth Frazer and Torbet, LLP

Brea, California
December 23, 2009